                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Logility, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                LOGILITY, INC.
                           470 East Paces Ferry Road
                            Atlanta, Georgia 30305

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Logility, Inc. will be held at the Swissotel, 3391 Peachtree Road, N.E., Atlanta, Georgia, on Wednesday, August 25, 1999 at 3:00 p.m. for the following purposes:

  1. To elect one director of the Company for a term to expire at the 2002 annual meeting of stockholders.

  2. To consider and transact such other business as may properly come before the meeting.

  Only stockholders of the Company of record at the close of business on July 9, 1999 will be entitled to vote at the meeting.

  Stockholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they now plan to attend the meeting. If stockholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James R. McGuone,
                                          Secretary

August 3, 1999

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                               OF LOGILITY, INC.

                               ----------------

                               TO BE HELD AT THE
                                   SWISSOTEL
                           3391 PEACHTREE ROAD, N.E.
                               ATLANTA, GEORGIA
                              ON AUGUST 25, 1999

  This Proxy Statement is furnished to the stockholders by the Board of Directors of Logility, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders on Wednesday, August 25, 1999 at 3:00 p.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to stockholders on or about August 3, 1999.

  If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted:

  FOR--Election of James C. Edenfield as Director for a term ending with the 2002 Annual Meeting of Stockholders and until his successor is elected and qualified.

In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders' best judgment on such other business as may properly come before the meeting or any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attendance at the meeting, by the person giving the proxy insofar as the proxy has not been exercised at the meeting.

                               VOTING SECURITIES

Record Date and Voting of Securities

  The Board of Directors has fixed the close of business on July 9, 1999 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 9, 1999, the Company had outstanding and entitled to vote a total of 13,398,200 shares of Common Stock, no par value ("Common Stock").

  Each outstanding share of Common Stock is entitled to one vote per share on all matters to come before the meeting. The affirmative vote of a majority of the shares represented at the meeting is necessary for election of directors. Any other matter submitted to the meeting also must be approved or ratified by the affirmative vote of a majority of the shares represented at the meeting. One-third of the outstanding shares of Common Stock will represent a quorum at the meeting.

Security Ownership

  Five Percent Stockholders. The only persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company are those set forth below. This information is as of June 30, 1999. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

                                                         Shares
      Name and Address of                             Beneficially
       Beneficial Owner                                  Owned       Percent (1)
      -------------------                             ------------   -----------
      American Software, Inc.........................  11,300,000       84.3%
       470 East Paces Ferry Road, N. E.
       Atlanta, Georgia 30305

      James C. Edenfield.............................  11,300,000(2)    84.3%
       c/o American Software, Inc.
       470 East Paces Ferry Road, N. E.
       Atlanta, Georgia 30305

--------
(1) Based on a total of 13,398,200 shares outstanding.
(2) Consists solely of shares held by American Software, Inc. Mr. Edenfield owns .4% of the outstanding Class A Common Shares and 53.8% of the outstanding Class B Common Shares of American Software. Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the board of directors of American Software. Accordingly, Mr. Edenfield may be deemed to share beneficial ownership of the Common Stock of the Company held by American Software.

  Directors and Executive Officers. The following table shows the shares of Common Stock beneficially owned, as of June 30, 1999, by each present director and nominee for director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

                                                      Shares of
                                                     Common Stock
Name of Beneficial Owner                             Beneficially
 or Description of Group                                Owned        Percent (1)
------------------------                             ------------    -----------
James C. Edenfield..................................  11,300,000(2)     84.3%
J. Michael Edenfield................................      25,500(3)       .2%
Parker H. Petit.....................................       8,000(4)       .1%
Dr. John A. White...................................      10,500(5)       .1%
Larry R. Olin.......................................      11,250(6)       .1%
Donald L. Thomas....................................       4,500(7)       --%
James M. Modak......................................      17,850(8)       .1%
Andrew G. White.....................................       4,000(9)       --%
All Directors and Executive Officers
 as a Group (Eight Persons).........................  11,381,600(10)    84.5%

--------
(1) Based on a total of 13,398,200 shares outstanding, plus any shares issuable pursuant to options held by the person or group in question that may be exercised within 60 days.
(2) Consists solely of shares held by American Software, Inc. Mr. Edenfield owns .4% of the outstanding Class A Common Shares and 53.8% of the outstanding Class B Common Shares of American Software. Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the board of directors of American Software. Accordingly, Mr. Edenfield may be deemed to share beneficial ownership of the Common Stock of the Company held by American Software.
(3) Includes 22,500 shares subject to options exercisable within 60 days.
(4) Consists of 8,000 shares subject to options exercisable within 60 days.

(5) Includes 8,000 shares subject to options exercisable within 60 days.
(6) Consists of 11,250 shares subject to options exercisable within 60 days.
(7) Includes 4,000 shares subject to options exercisable within 60 days.
(8) Includes 11,250 shares subject to options exercisable within 60 days.
(9) Consists of 4,000 shares subject to options exercisable within 60 days.
(10) Includes 69,000 shares subject to options exercisable within 60 days. Also includes 11,300,000 shares held by American Software, Inc., the beneficial ownership of which is attributable to James C. Edenfield, as discussed in footnote (2).

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and holders of more than 10% of the Common Stock of the Company are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act, the Company believes that since May 1, 1998, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with.

                             ELECTION OF DIRECTOR
                      AND INFORMATION REGARDING DIRECTORS

  The Company's By-Laws, as amended, provide that directors shall be divided into three classes, with staggered three-year terms. The term of one of the present directors, James C. Edenfield, will expire at the Annual Meeting of Stockholders in 1999. The Board of Directors has nominated this incumbent director for a term expiring at the Annual Meeting of Stockholders in 2002 and until his successor is elected and qualified.

  The following information is provided concerning the nominees for election as director, each of whom originally was elected in 1998:

  James C. Edenfield, age 64, has served as Chairman of the Board of Directors of the Company since January 1997. He is a co-founder of American Software, where he has served as Chief Executive Officer and Director since 1971. Prior to founding American Software, Mr. Edenfield held several executive positions at and was a director of Management Science America, Inc., an applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology.

  If this nominee becomes unwilling or unable to serve, which is not expected, the proxies are intended to be voted for a substitute person to be designated by the Board of Directors.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT JAMES C. EDENFIELD AS DIRECTOR OF THE COMPANY TO HOLD OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

  The following director was elected in 1997 and his present term expires with the Annual Meeting of Stockholders in 2000:

  Parker H. Petit, age 59, was the founder of Healthdyne, Inc. and served as its Chairman and Chief Executive Officer from 1970 to March 1996. Healthdyne spun off to its shareholders two of its subsidiaries, Healthdyne Technologies (Nasdaq: HDTC) and Healthdyne Information Enterprises (Nasdaq: HDIE) in 1995. Subsequently, its remaining subsidiary, Healthdyne Maternity Management, was merged with Tokos Medical Corporation to form Matria Healthcare, Inc. (Nasdaq:
MATR) in 1996. Mr. Petit currently serves as Chairman of the Board of Matria Healthcare, a provider of specialized home healthcare services. Mr. Petit is a member of the Board of Directors of Healthdyne Information Enterprises, Inc., Atlantic Southeast Airlines, Inc., Intelligent Systems Corporation and Norell Corporation. He is also a director of the Georgia Research Alliance, a coalition of government and industry leaders formed to encourage development of high technology business in Georgia, and has been elected to the Georgia Technology Hall of Fame.

  The following directors were elected in 1998 and their present terms expire with the Annual Meeting of Stockholders in 2001:

  J. Michael Edenfield, age 41, has served as a Director and as President and Chief Executive Officer of the Company since January 1997. He also serves as a director of INSIGHT, Inc., in which the Company owns a minority interest. Until the Company's initial public offering in October 1997, he served as Chief Operating Officer of American Software, Inc., a position he had held since June 1994. Mr. Edenfield has served as Executive Vice President of American Software from June 1994 to the present. Prior to June 1994, Mr. Edenfield served in the following positions with American Software USA, Inc.:
Senior Vice President of North American Sales and Marketing from July 1993 to June 1994, Senior Vice President of North American Sales from August 1992 to July 1993, Group Vice President from May 1991 to August 1992 and Regional Vice President from May 1987 to May 1991. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology. Mr. Edenfield is the son of James C. Edenfield, Chairman of the Board of Directors of the Company.

  Dr. John A. White, age 59, is Chancellor of the University of Arkansas. From July 1991 to July 1997, Dr. White served as Dean of Engineering at Georgia Institute of Technology, having been a member of the faculty since 1975. From July 1988 to September 1991, he served as Assistant Director of the National Science Foundation in Washington, D.C. Dr. White is a member of the Board of Directors of J.B. Hunt Transport Services, Inc., Motorola, Eastman Chemical Company and Russell Corporation. He is a member of the National Science Board and the National Academy of Engineering, a past President of the Institute of Industrial Engineers and past Chairman of the American Association of Engineering Societies. Dr. White founded SysteCon, a logistics consulting firm, and served as its Chairman and Chief Executive Officer until its acquisition by Coopers and Lybrand. Dr. White received a B.S.I.E. degree from the University of Arkansas, a M.S.I.E. degree from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

  From May 1, 1998 through April 30, 1999, the Board of Directors held four meetings and acted by written consent on two occasions. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

  The Board of Directors has an Audit Committee, which consists of Dr. John A. White (Chairman) and Mr. Parker H. Petit. The functions of the Audit Committee include recommending independent public accountants to the Company, reviewing the scope and results of the independent public accountants' audit, and monitoring the adequacy of the Company's accounting, financial and operating controls. The Audit Committee held two meetings during fiscal 1999.

  The Company has a Stock Option Committee, consisting of Messrs. James C. Edenfield and J. Michael Edenfield. During fiscal 1999, this Committee met or acted by written consent on twelve occasions. The functions of this Committee are to consider the grant of stock options under the 1997 Stock Plan to employees other than directors and executive officers and establish the terms of those options, as well as to construe and interpret the Plan and to adopt rules in connection therewith.

  The Company has a Compensation Committee, consisting of Mr. Parker H. Petit (Chairman) and Dr. John A. White, described below in "Certain Information Regarding Executive Officers and Directors--Report on Executive Compensation." Among other functions, the Compensation Committee members act as the Special Stock Option Committee under the 1997 Stock Plan, with authority to grant stock options to Executive Officers and establish the terms of those options, as well as to construe and interpret the 1997 Stock Plan and adopt rules in connection therewith. The Compensation Committee held one formal meeting during fiscal 1999 and acted twice by written consent.

  The Board has no nominating committee or any other committee performing similar functions.

        CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

  The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the four other executive officers of the Company (determined as of April 30, 1999) whose annual compensation exceeded $100,000 during fiscal 1999 (referred to herein as the "named executive officers") for the fiscal years ended April 30, 1999, 1998 and 1997:

                          SUMMARY COMPENSATION TABLE

                                                          Long-Term       All
                                          Bonus or      Compensation     Other
                                Annual  Other Annual    Awards/Number   Compen-
Name and Principal       Fiscal Salary  Compensation      of Option     sation
Position                  Year     $         $        Shares Granted(1) ($)(2)
------------------       ------ ------- ------------  ----------------- -------
J. Michael Edenfield      1999  240,000       -0-          70,000(6)      -0-
Executive Vice            1998  240,000    63,533(5)       20,000(7)      -0-
President, Logility,
 Inc. (3)(4)              1997  240,000   102,735          30,000         -0-

Larry R. Olin             1999  175,000    49,627          35,000(6)      -0-
Vice President--Sales,    1998  175,000    45,617          10,000(7)      -0-
The Americas              1997  175,000    55,375             -0-         -0-

James M. Modak            1999  159,000     7,960          35,000(6)      -0-
Chief Financial Officer   1998  112,500    12,000          10,000(7)      -0-
and Senior Vice
President(8)

Donald L. Thomas          1999  136,333       -0-          10,000         -0-
Vice President,           1998  133,000     1,500           6,000         -0-
Customer Service          1997  121,917     4,000             -0-         -0-

Andrew G. White           1999  131,448       -0-          20,000         -0-
Vice President,           1998  125,600       -0-           6,000(7)      -0-
Product Strategy          1997  115,519       -0-          20,000         -0-

--------
(1) All compensation and stock options shown in this table for fiscal 1997 were paid or granted by American Software.
(2) The aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer, valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total annual salary and bonus for that executive officer during each of these years.

(3) At the beginning of fiscal 1998, Mr. Edenfield served as Chief Operating Officer and Executive Vice President of American Software, Inc., resigning from his position as Chief Operating Officer in October 1997 and continuing as Executive Vice President. American Software, Inc. owns approximately 84.3% of the Common Stock of the Company. See "Relationship with American Software and Certain Transactions."
(4) James C. Edenfield, Chairman of the Board of Directors, is the father of
    J. Michael Edenfield.
(5) This amount excludes $282,136 in bonuses paid by American Software for the portion of fiscal 1998 during which he served as Chief Operating Officer of American Software.
(6) Excludes options granted by American Software in the following amounts:
    Mr. Edenfield--151,000 shares; Mr. Olin--10,000 shares; Mr. Modak--80,000 shares.
(7) Excludes options granted by American Software in the following amounts:
    Mr. Edenfield--50,000 shares; Mr. Olin--10,000 shares; Mr. Modak--35,000 shares; Mr. White--10,000 shares.
(8) Mr. Modak joined the Company in July 1997. In May 1999, Mr. Modak was elected Chief Financial Officer and Senior Vice President of American Software. He will serve in that position for both the Company and American Software, with his compensation to be allocated between the two companies in connection with the general allocation of expenses between the companies relating to shared financial and other services.

Summary of Logility Stock Plan

  The 1997 Plan was adopted by the Board of Directors, approved by the sole stockholder of the Company in August 1997 and amended by the shareholders of the Company at the 1998 Annual Meeting. Up to 1,200,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to stock options granted under the Plan. Up to 300,000 stock appreciation right ("SAR") units may be granted under the Plan, each SAR unit being equivalent to the appreciation in the market value of one share of Common Stock.

  The authorization of up to 1,200,000 shares for stock option grants is subject to the limitation, as set forth in the Plan, that stock options may be granted only if, following the exercise of those options, American Software would retain the 80% stock ownership percentage it requires to retain the Company as a member of American Software's consolidated group for federal and state income tax purposes. Of the 1,200,000 authorized option shares, as of June 30, 1999, no shares have been purchased pursuant to the exercise of stock options and 661,146 shares were subject to outstanding options, leaving 538,854 shares available for new options. As of June 30, 1999, based on the number of outstanding shares held by American Software, up to 65,654 shares could be granted under the 80% limitation described above. No SARs have been granted under the Plan.

  Purpose of Plan. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business.

  Automatic Option Grants to Nonemployee Directors. Under the terms of the Plan, each independent, nonemployee director automatically receives an option to purchase 2,000 shares of Common Stock upon his or her election to the Board. Each non-employee director also automatically receives an option to purchase an additional 1,000 shares on the last day of each fiscal quarter. The exercise price of each option is equal to the fair market value of the Common Stock on the date the option is granted.

  Administration. The Plan is administered by the Board of Directors and by the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee, composed of nonemployee directors, is responsible for the administration and granting of stock options and stock appreciation rights
(SARs) to executive officers of the Company. The Stock Option Committee, consisting of other directors of the Company, is responsible for the administration and granting of stock options and SARs (collectively, "Awards") to other employees and eligible persons. The Stock Option Committee, is composed of James C. Edenfield and J. Michael Edenfield. The Special Stock Option Committee is composed of Parker H. Petit and Dr. John A. White.

  Eligibility. All employees (approximately 170 persons as of June 30, 1999) and Directors of the Company are eligible to participate in the Plan. In addition, advisors and consultants to the Company may be eligible for Award grants if deemed appropriate by the Stock Option Committee.

  Exercise Price of Stock Options and SARs. The exercise price per share of any stock option granted under the Plan is set in each case by the respective Committee. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of Common Stock on the date of grant (at least 110% for options granted to 10% stockholders). For nonqualified stock options granted the Plan, the exercise price may be less than the fair market value per share of Common Stock on the date upon which the option is granted. The exercise price of a SAR unit granted under the Plan must be at least 100% of the fair market value of the Common Stock on the date of grant. As of the close of business on June 30, 1999, the market value of the Common Stock was $5.125 per share.

  Terms and Exercisability of Options and SARs. Options granted pursuant to the Plan generally expire on the tenth anniversary of the grant date, except for incentive stock options granted to 10% stockholders, which expire on the fifth anniversary of the date of grant. SARs granted under the Plant expire not later than the fifth anniversary of the date of grant. Awards granted pursuant to the Plan generally become exercisable in equal portions over a four-year period (other than formula options granted to non-employee directors, which vest immediately upon grant).

  Death, Disability, Retirement or Termination of Employment. Following a participant's termination of employment, Awards held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the participant is then vested. Under the Plan, upon termination of employment, stock options remain exercisable for 90 days, or twelve months if termination results from death or disability, but in any event not beyond the original option term. SARs are automatically deemed to be exercised upon termination of employment, to the extent vested.

  Change of Control. The stock option agreements and SAR agreements provide that in the event of a Change in Control (as defined in the Plan) of the Company, or a threatened Change in Control of the Company as determined by the Board of Directors, outstanding Awards will automatically become fully exercisable, subject to the right of the individual Award holder to accept a substitute stock option or similar equity right from the surviving entity in the Change of Control transaction.

  American Software Option Plans. So long as the Company remains a majority-owned subsidiary of American Software, officers and other employees of the Company will be eligible to receive grants of stock options under stock option plans of American Software. The grant of such options, if any, will be entirely within the discretion of the respective committees of the American Software Board of Directors. James C. Edenfield, a Director of the Company, serves on a committee of the American Software Board that has authority over one of the American Software stock option plans.

  Termination. The Plan terminates after August 2007, unless sooner terminated by the Board of Directors. Except as expressly contemplated by the terms of the Plan, no amendment, discontinuance or termination of the Plan will have any effect on options or SARs outstanding thereunder at the time of termination.

Stock Option Grants

  The following table sets forth information with respect to stock options granted pursuant to its 1997 Stock Plan (the "Plan") during fiscal 1999 to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                             Potential
                                                                             Realized
                                                                             Value at
                                                                          Assumed Annual
                                       INDIVIDUAL GRANTS                     Rates of
                         ------------------------------------------------   Stock Price
                                      Percent of    Exercise               Appreciation
                                     Total Options     or                       for
                         Number of    Granted to   Base Price             Option Term(2)
                          Options    Employees in  (Per Share) Expiration     5%  10%
          Name           Granted(1)   Fiscal 1999      ($)        Date          ($)
          ----           ---------   ------------- ----------- ---------- ---------------
J. Michael Edenfield....  151,000(3)      5.45%       2.750    08/31/2008 261,148/661,802
                           70,000        11.59%       2.813    08/27/2008 123,836/313,824

Larry R. Olin...........   10,000(3)       .36%       2.750    08/31/2008   17,295/43,828
                           35,000         5.79%       2.813    08/27/2008  61,918/156,912

James M. Modak..........    5,000(3)       .18%       2.219    01/04/2009    6,978/17,683
                           10,000(3)       .36%       2.250    12/14/2008   14,150/35,859
                           65,000(3)      2.35%       2.750    08/31/2008 112,415/284,881
                           35,000         5.79%       2.813    08/27/2008  61,918/156,912

Donald L. Thomas........   10,000         1.66%       2.813    08/27/2008   17,691/44,832

Andrew G. White.........   10,000         1.66%       2.813    08/27/2008   17,691/44,832
                           10,000         1.66%       4.000    11/24/2008   25,156/63,750

Parker H. Petit(4)......    4,000         0.64%        (4)        (4)       12,461/31,576

Dr. John A. White(4)....    4,000         0.64%        (4)        (4)       12,461/31,576

--------
(1) Such options may not be exercised earlier than one year after the date of grant. Options vest ratably over a period of four years.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's or American Software's, as the case may be, common stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(3) These grants were grants of American Software stock options and the percentage and fair market value information for those option grants relate to American Software stock options and American Software Class A Common Stock.
(4) For Mr. Petit and Dr. White, these option grants consisted of four quarterly grants of 1,000 option shares each, each representing 0.16% of total options granted to Company employees in fiscal 1999. The option exercise prices, expiration dates and 5%/10% appreciation values are broken down as follows for both Mr. Petit and Dr. White: $7.125, 07/31/2008 and $4,481/$11,355; $4.625, 10/30/2008 and $2,909/$7,371;
    $4.00, 01/29/2009 and $2,516/$6,375; and $4.063, 04/30/2009 and
    $2,555/$6,475.

Stock Option Exercises and Outstanding Options

   The following table contains information, with respect to (i) the number of stock options exercised during the last fiscal year, and the values realized in respect thereof, by the named executive officers, and (ii) the number stock options and the value of said stock options held by the named executive officers as of April 30, 1999.

                           Shares                                              Value of Unexercised
                         Acquired on  Value        Number of Securities        In-the-Money Options
                          Exercise   Realized Underlying Unexercised Options Exercisable/Unexercisable
Name                         (#)       ($)      Exercisable/Unexercisable              (1) $
----                     ----------- -------- ------------------------------ -------------------------
J. Michael Edenfield....      -0-                      5,000/85,000                   -0-/87,500
                            3,939     23,746         106,062/151,000(2)(3)            -0-/-0-

Larry R. Olin...........      -0-                      2,500/42,500                   -0-/43,750
                              -0-                     56,000/10,000(2)                -0-/-0-

James M. Modak..........      -0-                    2,500/42,500(4)                  -0-/43,750
                              -0-                         /80,000(2)                  -0-/7,655

Donald L. Thomas........      -0-                      15,000/14,500                  -0-/12,500
                              -0-                    41,250/3,750(2)                  -0-/-0-

Andrew G. White.........      -0-                      1,500/24,500                   -0-/13,130
                              -0-                     12,500/17,500                   -0-/-0-

--------
(1) The market price of the Company's Common Stock on April 30, 1999 was $4.063 The market price of American Software's Class A Common Stock on April 30, 1999 was $2.75.
(2) These relate to stock options granted by American Software. Values are based in part on the market price of American Software Class A Common Stock.
(3) James Michael Edenfield exercised options to purchase 3,938 shares of American Software Class A Common Stock on May 6, 1999 at a price of $2.22 per share.

Employment Agreements

  The Compensation Committee and the Chief Executive Officer of the Company,
J. Michael Edenfield, have established that for fiscal 2000 he will receive a base salary of $259,200 and a bonus targeted at 50% of that amount, if he meets certain performance targets. These targets include factors such as pre-tax earnings and growth in revenue of the Company. The amount of the bonus may be higher than that amount, depending on the degree to which the targets are exceeded. Unless both of the targets are equaled or exceeded, Mr. Edenfield will not receive a bonus for fiscal 2000.

  The Company entered into an employment agreement with Mr. Modak on July 24, 1997, pursuant to which he serves as Chief Financial Officer and Senior Vice President of the Company. Currently, under his agreement Mr. Modak is entitled to receive a base salary, currently $175,000 per year, and is eligible to receive an incentive bonus based upon certain performance targets. In the event there is a change in control of the Company, and if Mr. Modak's employment with the Company is terminated by him or by the Company within six months of such change of control, he will be entitled to receive severance compensation in an amount equal to two years of his then-current salary.

  None of the other executive officers of the Company has entered into an employment agreement with the Company. Each of the other executive officers, however, will be entitled to incentive compensation based on individualized fiscal year performance standards.

Director Compensation

  During fiscal 1999, the Company compensated Directors who were not employed by the Company or its affiliates at the rate of $5,000 per annum, plus $1,000 for each meeting of the Board of Directors and $600 for each meeting of any committee of the Board that they attended.

  Directors are eligible to receive stock option grants under the Plan. Under the terms of the Plan, Directors who are not employed by the Company automatically receive stock option grants of 2,000 shares each upon his initial election and additional 1000-share grants at the last day of each fiscal quarter thereafter, with exercise prices equal to the market price on those respective dates. These options become exercisable at the time of grant and expire ten years thereafter. They do not terminate if the Director ceases to serve on the Board of the Company. Under this program, Mr. Petit and Dr. White each received options to purchase an aggregate of 4,000 shares in fiscal 1999.

Compensation Committee Interlocks and Insider Participation

  The following persons served as members of the Compensation Committee of the Board of Directors during fiscal 1999: Parker H. Petit, Chairman, and Dr. John
A. White. Neither of the members of the Compensation Committee was an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

Report on Executive Compensation

  The following is the report of the Compensation Committee of the Board of Directors of Logility, Inc. for the fiscal year ended April 30, 1999.

  Meetings. During fiscal year 1999, the Compensation Committee met on one occasion formally and has conferred informally a number of times, among the members of the Committee and with management and the other members of the Board of Directors concerning the authority and responsibilities of the Committee. The Committee has also acted by written consent on two occasions during fiscal 1999 for the purpose of granting stock options.

  Executive Compensation Philosophy. The Committee believes that a compensation program which enables the Company to attract and retain outstanding executives will assist the Company in meeting its long-range objectives, thereby serving the interests of the Company's shareholders. The compensation program of the Company is designed to achieve the following objectives:

    1.Provide compensation opportunities that are competitive with those of companies of a similar size within the same industry.

    2.Create a strong link between the executive's compensation and the Company's annual and long-term financial performance.

    3.Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to the executives.

  Compensation of Chief Executive Officer. The Compensation Committee has the responsibility and authority to review and establish compensation for the Chief Executive Officer of the Company, including his participation in the Logility 1997 Stock Plan and the re-evaluation and negotiation of the terms of his employment. Following discussions with the Chief Executive Officer, J. Michael Edenfield, the Committee and Mr. Edenfield have established that for fiscal 2000, he will receive a base salary of $259,200, which is an increase of 8% above his salary for fiscal 1999, and a bonus targeted at 50% of that amount if plan targets are met. Those targets include Company performance factors such as pre-tax earnings and growth in revenue. The amount of the bonus would be higher than the targeted bonus amount, depending on the degree to which the targets are exceeded and no bonus will be paid unless both targets are met. The Committee's selection of this basis for incentive compensation reflects its belief that the Chief Executive Officer's compensation should be tied substantially to growth in revenue and pre-tax earnings.

  The Committee believes Mr. Edenfield is paid a reasonable salary, and that any potential bonus is based upon corporate financial goals that align his interests directly with those of other shareholders.

  The Chief Executive Officer's cash compensation from the Company in fiscal 1999, both salary and bonus, was determined under the terms of an incentive compensation arrangement established by the Compensation Committee at the beginning of fiscal 1999. Based on the Company's results in fiscal 1999, Mr. Edenfield did not receive a bonus for that fiscal year.

  The Chief Executive Officer received, on August 27, 1998, a grant of a stock option consisting of 70,000 shares of common stock. That option is exercisable at the market price on that date, $2.813 per share, with a term of ten years. That option was granted by the Compensation Committee as discussed in the Report on Executive compensation for fiscal 1998. Effective June 16, 1999, the Compensation Committee granted to Mr. Edenfield an option to purchase 25,000 shares of common stock at $4.50 per share, the market price on that date. Any further participation by the Chief Executive Officer in the Stock Plan during fiscal 2000 will be determined in the discretion of the Compensation Committee based upon its authority to grant options under that Plan.

  Other Executive Officers. The Compensation Committee has responsibility for the review of compensation of other executive officers of the Company and consults with the Chief Executive Officer as he structures their compensation plans. To assist in this process, the Committee has reviewed compensation of officers having similar responsibilities with peer group companies, based upon publicly available information. The Committee understands that it is the policy of the Company, which is supported by the Committee, to base a substantial portion of executive officer compensation upon the achievement of Company-wide or divisional goals, relating in some cases to revenue generation, in some cases to total annual earnings, as well as other factors. The bonus plans for each of the most highly compensated executive officers reflect this approach. As James M. Modak, the Chief Financial Officer of the Company, has been elected Chief Financial Officer of American Software as well, his compensation plan will be established by American Software, rather than by the Chief Executive Officer of the Company in consultation with this Committee. The Committee understands, however, that his fiscal 2000 compensation plan includes multiple incentive targets, including targets related to the operating earnings and stock price of the Company. His compensation will be allocated among the two companies in connection with the general allocation of expenses between the companies relating to shared financial and other services.

  The Compensation Committee has direct and exclusive authority over the granting of stock options to executive officers of the Company by acting as the Special Stock Option Committee under the Stock Plan. In addition, the Compensation Committee assists the Chief Executive Officer in evaluating and consulting on executive compensation plans, which are customized for each executive officer. Stock option grants under the Stock Plan are utilized as both a motivating and a compensating factor. Because the performance of executive officers can substantially influence performance of the entire enterprise, the Committee believes that grants of stock options and carefully structured incentive compensation plans can create greater incentives for improving Company performance, which the Compensation Committee believes may positively influence the market price for Company stock.

  During fiscal 1999, the Compensation Committee formally and informally considered the exercise of its authority under the Stock Plan to grant options to executive officers of the Company. The term and size of the options granted to the executive officers were intended and calculated by the Compensation Committee to reward those officers for their prior performance, to serve as incentive for promotion of Company profitability and other long-term objectives, as well as to maintain their overall compensation at competitive levels. Thus, the option grants reflect both a retrospective and prospective approach to executive compensation.

  During fiscal 2000, the Compensation Committee will continue to consult with the Chief Executive Officer with respect to executive officer compensation packages, including salary, bonus, stock options and fringe benefits, to ensure that compensation is appropriately related to individual and Company performance as well as competitive compensation standards and other relevant criteria. The Compensation Committee will continue its investigation of compensation arrangements in peer group companies as guides for future consultations with the Chief Executive Officer.

  Limitations on Deductibility of Executive Compensation. Since 1994, the Omnibus Budget Reconciliation Act of 1993 has limited the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, subject to various exceptions, including compensation based on performance goals. The deductibility limitation does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to shareholders and approved by majority vote of the shareholders eligible to vote thereon before the compensation is paid; and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. The Company has not adopted a policy with respect to deductibility of compensation since no executive officer currently receives, or has previously received, taxable income in excess of $1 million per year from the Company. The Compensation Committee will monitor compensation levels closely, particularly in areas of incentive compensation. As revenues and income of the Company grow, incentive compensation also can be expected to increase and it may become necessary to adopt a long-term incentive compensation plan in compliance with the foregoing criteria.

By the Compensation Committee:

Parker H. Petit, Chairman
Dr. John A. White

         RELATIONSHIP WITH AMERICAN SOFTWARE AND CERTAIN TRANSACTIONS

  The Company and American Software have entered into various agreements (the "Intercompany Agreements"), including a Services Agreement, a Facilities Agreement, a Marketing License Agreement and a Tax Sharing Agreement. These Agreements and the other Intercompany Agreements are further described in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1999, filed with the Securities and Exchange Commission. In fiscal 1999, the Company paid the following aggregate amounts to American Software under the terms of the Intercompany Agreements: Services Agreement--$1,481,000; Facilities Agreement--$342,000; and Marketing License Agreement--$308,000. Under the Tax Sharing Agreement, the Company was not allocated any federal, state and local taxes for fiscal 1999.

  As a result of the various transactions between the Company and American Software, amounts payable to and receivable from American Software arise from time to time. However, at April 30, 1999, there was no payable or receivable between the Company and American Software.

  James R. McGuone, Secretary of the Company, is a partner in the firm of Gambrell & Stolz, L.L.P., general counsel to the Company and to American Software. Legal fees in the amount of $451,058 were paid by the Company and by American Software to that firm during fiscal year 1999 for legal services rendered as general counsel to the Company and American Software.

                         STOCK PRICE PERFORMANCE GRAPH

  The Common Stock commenced trading on the Nasdaq National Market on October 7, 1997. The graph below reflects the cumulative stockholder return (assuming the reinvestment of dividends) on the Common Stock compared to the return of the Nasdaq Composite Index and a peer group index for the periods indicated. The graph reflects the investment of $100 on October 7, 1997 in the Company's Common Stock, the Nasdaq Stock Market--U.S. Companies ("Nasdaq Composite Index") and in a published industry peer group index. The peer group is the Robertson Stephens Hi-Tech Index-Software Group, which is an index of the stock price performance of 67 software companies maintained by Robertson Stephens & Company, an investment banking firm.
              Peer Group     Nasdaq Composite    Logility
31-Oct-97          100              100              100
31-Jan-98        98.85           101.62            79.49
30-Apr-98       125.92           117.24            75.21
7/31/98         111.69           117.49            48.72
10/31/98         110.9           111.16            31.62
1/31/99         149.93           157.25            27.35
4/30/99         145.42           159.57            27.78

                             INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG LLP, who were auditors for fiscal 1999, to continue as independent auditors of the Company.

  Representatives of KPMG LLP are expected to attend the Stockholders Meeting. These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 5, 2000 directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Stockholders. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

  The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

  Copies of the 1999 Annual Report of the Company are being mailed to stockholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Stockholders. Additional copies may be obtained from Pat McManus, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE
  COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS
  BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 9, 1999 ON REQUEST TO PAT MCMANUS, 470 EAST PACES FERRY ROAD, ATLANTA, GEORGIA 30305.

                                          By Order of the Board of Directors,

                                          James R. McGuone, Secretary

Atlanta, Georgia
August 3, 1999

                                LOGILITY, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                         AUGUST 25, 1999 AT 3:00 P.M.
                                THE SWISSOTEL
                           3391 PEACHTREE ROAD, N.E.
                               ATLANTA, GEORGIA

    The undersigned hereby appoints Michael J. Edenfield and James M. Modak, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all shares of LOGILITY, INC. held by the undersigned and entitled to vote at the Annual Meeting of Shareholders to be held on August 25, 1999 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposal stated on the reverse side, all in accordance with and as more fully described in the accompanying Proxy Statement.

    It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

-------------------------------------------------------------------------------
       PLEASE VOTE,SIGN DATE AND RETURN THIS PROXY CARD PROMPTLY, USING
                            THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
IMPORTANT: Please sign this Proxy exactly as your name or names appears hereon. If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should please give their full titles.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                         DO YOU HAVE ANY COMMENTS?

------------------------------                    ------------------------------

------------------------------                    ------------------------------

------------------------------                    ------------------------------

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE


----------------------------------------------      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
              LOGILITY, INC.                        FOLLOWING PROPOSAL:
----------------------------------------------
               COMMON STOCK                         1.  Election of Director. One Director to be elected.
                                                        --------------------                              For the      With-
                                                                                                          Nominee       held
                                                                     James C. Edenfield                     [  ]        [  ]
CONTROL NUMBER:
RECORD DATE SHARES:                                 THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE
                                                    UNDERSIGNED SHAREHOLDER ON THE REVERSE OF THIS PROXY CARD, OR IF NO
                                                    DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ABOVE PROPOSAL.  IN THEIR
                                                    DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER
                                                    BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please be sure to sign and date this Proxy.  Date                  Mark box at right if comments or address change have    [  ]
----------------------------------------------------------------   been noted on the reverse side of this card.

----------------------------     -------------------------------
   Shareholder sign here                Co-owner sign here

DETACH CARD                                                                                                             DETACH CARD